UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 27, 2010

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware   19898
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2010, the Board of Directors took the following actions with respect to Ellen J. Kullman, Chair of the Board and Chief Executive Officer:

•                  Approved an 8.3% increase in Ms. Kullman’s annual salary from $1.2 million to $1.3 million in recognition of her additional responsibilities as Chair of the Board, bringing her annual base salary to just below market median;

•                  Approved a short-term incentive payment for 2009 of $1.5 million under the Company’s Equity and Incentive Plan (“EIP”).  Based on corporate results for 2009 and consistent with the short-term incentive guidelines applicable to all employees eligible to receive cash-based incentive awards under the EIP, Ms. Kullman would have been awarded a short-term incentive payment for 2009 of $1.698 million. However, in recognition of the difficult conditions challenging our Company, employees and stakeholders, Ms. Kullman requested a twelve percent (12%) reduction in the short-term incentive payment which she otherwise would have been awarded under the EIP;

•                  Established a target short-term incentive award for 2010 for Ms. Kullman under the Company’s EIP in the amount of $1.99 million; and

•                  Approved a long-term incentive award (“LTI Award”) for Ms. Kullman, effective February 3, 2010, under the Company’s EIP. The award, which was approved at a value of $6.5 million, will be delivered in an equal mix, by fair value on the date of grant, of stock options, time-vested restricted stock units and performance-based restricted stock units.

The terms of the LTI Award will be materially consistent with the award terms that are on file with the Securities and Exchange Commission (“Commission”) as Exhibit 10.8 to the Company’s Form 10-Q Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended March 31, 2009.  The Company’s EIP is on file with the Commission as part of the Company’s Definitive Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, which was filed on March 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

February 2, 2010